Exhibit 3(i)

As amended:
January 14, 1977; May 30, 1980; September 30, 1983; April 26, 1984; June 13, 1985

RESTATED ARTICLES OF INCORPORATION

OF

PACCAR Financial Corp.

ONE: The name of this Corporation shall be “PACCAR Financial Corp.”

TWO: This Corporation is organized for the purpose of carrying on any and all activities lawful for corporations formed under the Washington Business Corporations Act, including, without limiting the generality of the foregoing, the business of acting as an insurance agent and broker.

THREE: The authorized capital of the Corporation shall be $65,000,000 consisting of 200,000 shares of common stock having a par value of $100.00 per share, and 450,000 shares of Preferred Stock having a par value of $100.00 per share. The rights, preferences and restrictions of the Preferred Stock shall be as follows:

(a)	The Preferred Stock shall be entitled to receive dividends at the rate of six percent per annum, noncumulative, payable annually out of the earnings of the Corporation, and in preference to any dividends upon the common stock;

(b)	The Preferred Stock shall have no voting rights;

(c)	The Preferred Stock shall not be subject to conversion into any other securities of the Corporation;

(d)	In the event of any liquidation, dissolution or winding up of the Corporation or upon any distribution of its capital, the holders of the Preferred Stock shall be entitled to be paid in full the par value of such shares before any amount shall be paid or any assets distributed to the holders of the common stock;

(e)	The Corporation may, at any time and from time to time, at the option of the Board of Directors redeem the whole or any part of the then outstanding Preferred Stock upon payment of the par value thereof. If less than all the said shares are to be redeemed, the shares to be redeemed shall be selected in such manner as the Board of Directors shall determine. From and after the date fixed for redemption of such shares, the holders thereof shall not possess or exercise any rights of stockholders except the right to receive the redemption price upon surrender of such shares.

FOUR: The duration of this Corporation shall be perpetual.

FIVE: The registered office of the Corporation is 777 106th Avenue N.E., Bellevue, Washington 98004.

SIX: The number and qualifications of Directors shall be such as are fixed from time to time by the Bylaws. A majority of the Board of Directors shall have the authority, with or without cause, to remove any Director.

SEVEN: The power to make and from time to time, repeal, amend, and alter the Bylaws of the Corporation shall be vested in the Board of Directors.

EIGHT: No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any Director of this Corporation is interested in or is a shareholder, trustee, director or officer, of such other corporation; and each and every person who is, or may become, a Director of this Corporation is hereby relieved from any liability that might otherwise exist arising out of any transaction between this Corporation and any other corporation in which such Director holds any such office and/or has any such interest.

NINE: The Corporation shall indemnify any director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director, officer or employee, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. The Corporation may also reimburse to any director, officer or employee the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it was to the interest of the Corporation that such settlement be made and that such director, officer or employee was not guilty of negligence or misconduct. Such rights of indemnification and reimbursement shall not be deemed exclusive of any other rights to which such director, officer or employee may be entitled under any Bylaw, agreement, vote of shareholders or otherwise.

TEN: The powers, rights and duties of this Corporation, its officers, directors, agents and shareholders shall be governed in all respects by the provisions of the Washington Business Corporations Act (RCW Title 23A) and the provisions of these Articles.